EXHIBIT 99.1

LifeApps Digital Media Inc. Announce Letter of Intent for Agreement with MediSwipe Inc. and 800 Commerce Inc. to Develop Apple and Android Applications Targeting Mobile Health Care Sector

Companies announce plans for a strategic alliance to launch mHealth applications for iPhone, iPad and Android platforms to match Patients with Caregivers and Physicians

San Diego, February 14, 2013 -- LifeApps Digital Media Inc. (www.lifeappsmedia.com) (“LFAP”) today announced that they have executed a preliminary Letter of Intent relating to a proposed strategic alliance with MediSwipe Inc. (www.MediSwipe.com) (MWIP), a patient security solutions and financial products company for the medicinal marijuana and health care industry, and 800 Commerce  Inc., a mobile marketing and payment solutions company, to produce mobile applications for Apple and Android platforms targeting the mobile healthcare sector. The combination of smartphone and app stores has created a vibrant market for mHealth apps, which are forecast to reach 142 million downloads globally by 2016. Pursuant to the Letter of Intent, the two companies will move towards an agreement for a strategic alliance in which LifeApps Digital Media will create mobile applications for MediSwipe, the first being "GetRx" which will match caregivers and patients in legal jurisdictions for medicinal marijuana, provide geographical locator functionality for 18 states with thousands of listings of pharmacies, caregivers and dispensaries, and allow for patient ratings and comments.  The second application will be branded “My800Doctor” on behalf of 800 Commerce and will extend the mobile brand of the 800 Commerce  newly launched telemedicine portal www.my800doctor.com, allowing geographical search of medical professionals, appointment setting, and prescription alerts for over 400,000 healthcare professionals nationwide.

"We are extremely pleased to have signed a preliminary agreement towards entering a partnership with LifeApps for the launch and extension of our mobile brand for "GetRx" and "My800Doctor" for iOS and Android. LifeApps is a leading provider of smartphone applications, and is approved across all platforms. We look forward to launching the GetRx app for our consumers. We believe our timing is crucial and will be a meaningful revenue stream for our company based on new legislation regarding dispensaries. We will now be the first application to match patients with independent caregivers as required under the new legislation," stated B. Michael Friedman, CEO of MediSwipe.

“We believe that LifeApps has developed the perfect app development platform and tools with which to partner with MediSwipe and 800 Commerce for the creation of their mHealth apps,” Robert Gayman, CEO for LifeApps Digital Media Inc. stated. “Our health and wellness platform and design/programming team are perfectly suited to deliver the features, functionality and user friendly experience that “GetRx” and “My800Doctor” require.”

“We believe LifeApps is uniquely qualified as a partner to create apps that can fit a variety of needs in the medical transaction sector,” Friedman continued. “In the digital publishing world, LifeApps’ latest edition of its health, sports and fitness magazine, YouWorkout (www.appstore.com/youworkout), held the top spot in the Health, Mind and Body section of Apple Newsstand's "What's Hot" section for four consecutive weeks from December 2012 into January 2013. LifeApps’ YouWorkout mobile app has been listed among the top 10 Health, Mind and Body publications in the "What's Hot" section for eight straight weeks. LifeApps recently released MDWorkout (www.appstore.com/mdworkoutcom), a health and fitness application featuring exercise programs and video content from medical professionals and certified trainers. LifeApps has the technical expertise to provide the solutions the mobile market needs.”

About LifeApps Digital Media Inc.

LifeApps Digital Media Inc. (OTCQB: LFAP ), is a digital media company focusing on health, fitness, sports publications, and next-generation social networks. The company is a leading, authorized developer, publisher and licensee for Apple iOS - iPhone, iPod touch, and iPad -- and Android tablets on Google Play and Kindle Fire and Androids via Amazon Mobile Marketplace. Health, fitness and sports enthusiasts can benefit from the expertise of top-tier sports physicians, performance fitness trainers and professional athletes through LifeApps® multi-sport and fitness publications and mobile apps. These subject matter experts create the skills, drills and workouts that are featured in the family of LifeApps® Digital Media products and publications.

www.appstore.com/lifeappsdigitalmedia

www.mdworkout.com

www.yogaworkout.com

www.dietplanworkout.com

www.tennisworkout.com

www.golfworkout.com

About MediSwipe Inc.

MediSwipe Inc. (www.MediSwipe.com) provides innovative patient solutions for electronically processed transactions within the medical marijuana and healthcare industries. MediSwipe provides terminal-based service packages and integrated Web Portal add-ons for physicians, clinics, hospitals and medical dispensaries that include: digital patient records, Electronic Referrals, Credit/Debit Card merchant services, Check Guarantee and Accounts Receivable Financing.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of MediSwipe Inc. to be materially different from the statements made herein.  The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, the possibility that MediSwipe and LifeApps may not be able to conclude definitive agreements with respect to their proposed joint venture.

Contact:

LifeApps Digital Media Inc.
858.952.5715
www.lifeappsmedia.com
info@lifeappsmedia.com

MediSwipe Inc.
248.262.6850
www.MediSwipe.com
info@mediswipe.com